CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund, of our report dated June 8, 1999 on the financial statements and financial highlights included in the April 30, 1999 Annual Report to Shareholders of Fidelity Mid-Cap Stock Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Fidelity Mid-Cap Stock Fund's Auditor" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    June 22, 1999